Exhibit 10.1

[Letterhead of Las Vegas Sands Corp.]

March 1, 2012

Robert G. Goldstein

Re: Terms of Continued Employment

Dear Robert:

This letter agreement (“Agreement”) sets forth the terms and conditions of your continued employment with Las Vegas Sands Corp., a Nevada corporation (“LVSC”) and Las Vegas Sands, LLC, a wholly-owned subsidiary of LVSC (together with LVSC, the “Company”), as mutually agreed upon by you and the Company. For valuable consideration and intending to be legally bound, the parties agree that Employment Agreement between you and the Company effective January 1, 2011 (“Employment Agreement”) will remain in full force and effect subject to the following modifications:

1.	Term. The Initial Term of your employment in Section 5 of the Employment Agreement will continue until December 31, 2015.

2.

2012 Restricted Stock Award. In addition, on the later of January 1, 2012 or the day after the last signature on this Agreement, (the “Date of Grant”), you received a grant of equity in the form of three hundred and seventy-five thousand (375,000) shares of restricted stock under the Plan (the “2012 Restricted Stock Award”). Subject to your continued employment through such date, except as otherwise provided in Section 12-16 of the Employment Agreement and subject to the terms and conditions of the Plan and the Company’s form of equity award agreement for its senior executives, including pro-rated vesting of the 2012 Restricted Stock Award in the event of the termination of your employment during the 2013, 2014 or 2015 calendar years (a) by you due to a Change in Control or (b) due to your death or Disability, the 2012 Restricted Stock Award shall vest as follows: twenty percent (20%) on December 31, 2013; twenty percent (20%) on December 31, 2014; and the remaining sixty percent (60%) on December 31, 2015.

3.	Business Travel. You shall be entitled to travel First Class on all Company business trips during the Term. In addition, you can utilize aircraft of the Company or of its affiliates to/from Los Angeles or San Francisco in connecting to/from commercial airlines to/from Asia for business.

4.	Other Provisions Unchanged. The other provisions of the Employment Agreement are unchanged. Capitalized terms used in this Agreement and not defined are used as defined in the Employment Agreement.

Enclosed are two copies of this Agreement. Please acknowledge your agreement with the foregoing by signing both copies of this Agreement. Please return one signed and acknowledged copy of this Agreement and retain the second copy for your records.

Sincerely,

/s/ Sheldon G. Adelson

Sheldon G. Adelson
Chairman and Chief Executive Officer, Las Vegas Sands Corp.
Chairman and Treasurer, Las Vegas Sands, LLC

Acknowledged and agreed,
this 7th day of March, 2012

By:	/s/ Robert G. Goldstein
Robert G. Goldstein

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